As filed with the Securities and Exchange Commission on April 2, 2008
Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EASTERN ENVIRONMENT SOLUTIONS CORP.
(Exact name of Registrant as specified in Charter)

Nevada	16-1583162
(State of Incorporation)	(I.R.S. Employer I.D. Number)

Harbin Dongdazhi Street 165, Harbin, P.R. China 150001
(Address of Principal Executive Offices)

2008 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Wang Yun
Harbin Dongdazhi Street 165
Harbin, P.R. China 150001
                         86-451-53948666
(Name, Address and Telephone Number of Agent for Service)

Copy to:
ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.0001 par value	3,000,000 shares	$0.86	$2,580,000	$101.40

(1)
This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)
The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 3,000,000 shares by $0.86, the closing price for the Common Stock reported on the OTC Bulletin Board as of April 1, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.	Incorporation of Documents by Reference.

Eastern Environment Solutions Corp. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)	Eastern Environment Solutions’ Annual Report on Form 10-KSB for the year ended December 31, 2007

(b)	the description of Eastern Environment Solutions’ Common Stock contained in Item 8 of its Registration Statement on Form 10-SB , filed on July 28, 2000.

Eastern Environment Solutions is also incorporating by reference all documents hereafter filed by Eastern Environment Solutions pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Robert Brantl, Esq., counsel to Eastern Environment Solutions, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl has no ownership interest in the common stock of Eastern Environment Solutions.

Item 6.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that Eastern Environment Solutions will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Nevada corporate law.

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	2008 Equity Incentive Plan

5	Opinion of Robert Brantl, Esq.

23.1	Consent of Bagell Josephs, Levine & Company, LLC

23.2	Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.	Undertakings.

Eastern Environment Solutions, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Eastern Environment Solutions pursuant to the provisions of the Nevada General Corporation Law or otherwise, Eastern Environment Solutions has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Eastern Environment Solutions of expenses incurred or paid by a director, officer or controlling person of Eastern Environment Solutions in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Eastern Environment Solutions will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eastern Environment Solutions Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin in The People’s Republic of China on the 2nd day of April, 2008.

EASTERN ENVIRONMENT SOLUTIONS CORP.

By: /s/ Wang Yun
Wang Yun, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 2, 2008.

/s/ Wang Yun
Wang Yun
Director, Chief Executive Officer,

/s/ Jianhua Sun
Jianhua Sun
Director, Chief Financial Officer

/s/ Shibin Jiang
Shibin Jiang
Director